                                                                    EXHIBIT 99.1

                                                Contact:   Robert B. Nolen, Jr.
                                                           President and Chief
                                                           Executive Officer
                                                           (205) 221-4111



             PINNACLE BANCSHARES ANNOUNCES RESULTS FOR THIRD QUARTER


         Jasper, Alabama (November 9, 2005) - Robert B. Nolen, Jr., President and Chief Executive Officer of Pinnacle Bancshares, Inc. (AMEX:PLE), today announced Pinnacle's third quarter results of operations. For the three months ended September 30, 2005, net income was $462,000, compared with net income of $309,000 for the three months ended September 30, 2004. Net interest income after the provision for loan losses for the three months ended September 30, 2005, was $1,593,000, compared with $1,639,000 in the same period last year.

         For the nine months ended September 30, 2005, net income was $1,194,000, compared with $1,281,000 for the nine months ended September 30, 2004. Net interest income after the provision for loan losses for the nine months ended September 30, 2005 was $4,697,000, compared with $4,935,000 in the same period last year.

         Basic and diluted earnings per share for the three months ended September 30, 2005 were $0.30 and $0.29 per share, respectively, compared to $0.20 per share for each of basic and diluted earnings per share during the same period last year. For the nine months ended September 30, 2005, basic and diluted earnings were $0.77 and $0.76 per share, respectively, compared to $0.80 and $0.82, respectively, for the same period last year.

         Mr. Nolen attributed the decreases in net interest income in part to Pinnacle's decreasing net interest margin due to increases in market interest rates. As market rates continued to increase during the nine months ended September 30, 2005, the Company's cost of funds increased more rapidly than rates on investments. For the nine months ended September 30, 2005, the Company's interest expense was $3,337,000, compared to $2,597,000 for the nine months ended September 30, 2004, an increase of 28.5%. As a result, the Company's net interest margin was 3.42% and 3.45% for the three and nine months ended September 30, 2005, respectively, compared to 3.71% and 3.70% for the three and nine months ended September 30, 2004, respectively. Mr. Nolen commented that if interest rates continue to increase, he expects that the margin will continue to decline. The Company is contemplating strategies to increase its net interest margin including the sale of certain available-for-sale securities.

         Mr. Nolen noted that noninterest income increased $363,000, or 183.4%, and $220,000, or 17.5%, in the three and nine months ended September 30, 2005. These increases were primarily attributed to decreases in the loss on sale of securities available-for-sale.

         Mr. Nolen observed that, in comparison to the first nine months of 2004, fees and service charges on deposit accounts decreased approximately $70,000 primarily due to a decline in insufficient funds fees, and net gains from loan sales declined $95,000 due to a 14.0% decrease in originations of mortgage loans held for sale.

         Mr. Nolen also noted significant improvement in the Company's asset quality ratios. As a percent of total loans, nonperforming loans were 0.13% at September 30, 2005, compared to 0.72% at September 30, 2004. As a percent of total assets, nonperforming assets were 0.51% at September 30, 2005, compared to 0.64% at September 30, 2004. As a percent of total loans, the allowance for loan losses was 1.21% at September 30, 2005, compared to 1.16% at September 30, 2004. As a percent of nonperforming loans, the allowance for loan losses was 946.72%, compared to 160.74% at September 30, 2004.

         Pinnacle Bancshares, Inc.'s wholly owned subsidiary Pinnacle Bank has six offices located in central and northwest Alabama.



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                            PINNACLE BANCSHARES, INC.
                         UNAUDITED FINANCIAL HIGHLIGHTS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                              Three Months Ended September 30,
                                              --------------------------------
                                                 2005                  2004
                                              ----------            ----------
Net income                                    $  462,000            $  309,000
Basic earnings per share                      $     0.30            $     0.20
Diluted earnings per share                    $     0.29            $     0.20

Performance ratios (annualized):
   Return on average assets                         0.84%                 0.59%
   Return on average equity                         9.43%                 6.28%
   Interest rate spread                             3.39%                 3.69%
   Net interest margin                              3.42%                 3.71%
   Operating cost to assets                         2.69%                 2.64%

Weighted average basic shares
  outstanding                                  1,551,361             1,549,678
Weighted average diluted shares
  outstanding                                  1,579,320             1,585,223
Dividends per share                           $     0.11            $     0.11
Provision for loan losses                     $  137,500            $  147,000



                                                 Nine Months Ended June 30,
                                              --------------------------------
                                                 2005                  2004
                                              ----------            ----------
Net income                                    $1,194,000            $1,281,000
Basic earnings per share                      $     0.77            $     0.80
Diluted earnings per share                    $     0.76            $     0.82

Performance ratios (annualized):
   Return on average assets                         0.74%                 0.81%
   Return on average equity                         8.13%                 8.73%
   Interest rate spread                             3.42%                 3.68%
   Net interest margin                              3.45%                 3.70%
   Operating cost to assets                         2.74%                 2.70%

Weighted average basic shares
  outstanding                                  1,549,355             1,560,079
Weighted average diluted shares
  outstanding                                  1,579,019             1,599,711
Dividends per share                           $     0.33            $     0.32
Provision for loan losses                     $  440,500            $  441,000

                                             -----------------------------------------------
                                             September 30, 2005            December 31, 2004
                                             ------------------            -----------------
Total assets                                   $   218,964,000             $     207,832,000
Loans receivable                               $   105,780,000             $      99,600,000
Deposits                                       $   191,384,000             $     179,966,000
Total stockholders' equity                     $    19,450,000             $      19,914,000
Book value per share                           $         12.32             $           12.79
Stockholders' equity to assets ratio                      8.88%                         9.58%

Asset quality ratios:
  Nonperforming loans as a percent of
    total loans                                           0.13%                         0.72%
  Nonperforming assets as a percent of
    total assets                                          0.51%                         0.64%
  Allowance for loan losses as a percent
    of total loans                                        1.21%                         1.16%
  Allowance for loan losses as a percent
    of nonperforming loans                              946.72%                       160.74%



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